Exhibit 15.2

April 20, 2015

Consent of Zhong Lun Law Firm

Dear Sirs:

We consent to the reference to our firm under the headings “Item 3. Key Information—D. Risk Factors” and “Item 4. Information on the Company—C. Organizational Structure” in Xunlei Limited’s Annual Report on Form 20-F for the year ended December 31, 2014, which will be filed with the Securities and Exchange Commission (hereinafter the “SEC”) in April 2015, and further consent to the incorporation by reference of the summaries of our opinions under these headings into Xunlei Limited’s registration statement on Form S-8 (File No. 333—200633) that was filed on November 28, 2014. We also consent to the filing with the SEC of this consent as an exhibit to the Annual Report on Form 20-F for the year ended December 31, 2014.

Yours faithfully,

/s/ Zhong Lun Law Firm
Zhong Lun Law Firm